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                                                                     EXHIBIT 2.4



         Pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission") relating to Form 8-K, Coda Energy, Inc. hereby agrees to furnish, if requested by the Commission, the schedules to the Agreement and Plan of Merger, dated as of November 24, 1997, by and among Coda Energy, Inc., Taurus Holdings Corp., Continental Natural Gas, Inc., Continental/Taurus Holdings Company L.L.C., Continental/Taurus Acquisition Corp., and Continental Holdings Company.

                                     CODA ENERGY, INC.


                                     By:  /s/ ROBERT A. BELFER
                                         ---------------------------------------
                                         Robert A. Belfer, Chairman of the Board
                                         and Chief Executive Officer